PRESS RELEASE

August 8, 2023

Century Casinos, Inc. Announces Second Quarter 2023 Results

Colorado Springs, Colorado – August 8, 2023 – Century Casinos, Inc. (Nasdaq Capital Market®: CNTY) today announced its financial results for the three and six months ended June 30, 2023.

Second Quarter 2023 Highlights*

Compared to the three months ended June 30, 2022:

•	Net operating revenue was $136.8 million, an increase of 23%.
•	Earnings from operations were $18.6 million, a decrease of 10%.
•	Net loss attributable to Century Casinos, Inc. shareholders was ($2.0) million, a decrease of (122%).
•	Adjusted EBITDA** was $29.3 million, a decrease of (2%).
•	Loss per share was ($0.06).
•	Book value per share*** at June 30, 2023 was $4.77.

ROCKY GAP CASINO RESORT ACQUISITION

On July 25, 2023, the Company completed its previously announced acquisition of the operations of Rocky Gap Casino Resort in Flintstone, Maryland, (“Rocky Gap”) for $61.2 million (subject to certain adjustments) (the “Rocky Gap Acquisition”). Simultaneous with the closing of the transaction, an affiliate of VICI Properties, Inc. (“VICI”) acquired a related interest in the land and building associated with Rocky Gap for approximately $203.9 million and the Company amended its triple net master lease agreement (“Master Lease”) with subsidiaries of VICI to add the Rocky Gap property. The amendment to the Master Lease includes an increase in initial annualized rent of approximately $15.5 million. The Company funded the Rocky Gap Acquisition with $30.0 million borrowed from its revolving facility under its existing credit agreement with Goldman Sachs Bank USA (the “Goldman Credit Agreement”) and cash on hand.

CANADA REAL ESTATE SALE

On May 16, 2023, the Company entered into definitive agreements for subsidiaries of VICI PropCo Buyer to acquire the real estate assets of Century Casino & Hotel Edmonton in Edmonton, Alberta, Century Casino St. Albert in Edmonton, Alberta, Century Mile Racetrack and Casino in Edmonton, Alberta and Century Downs Racetrack and Casino (“CDR”) in Calgary, Alberta (collectively, the “Century Canadian Portfolio”) for an aggregate purchase price of CAD 221.7 million ($167.3 million based on the exchange rate on June 30, 2023) in cash (the “Canada Real Estate Sale”). The purchase price includes CAD 192.3 million ($142.6 million based on the exchange rate on May 16, 2023) to be paid to subsidiaries of the Company and approximately CAD 29.4 million ($21.8 million based on the exchange rate on May 16, 2023) to acquire the fee simple real estate interest in Century Downs from the owner of such interest. The Company anticipates retaining approximately CAD 154.5 million ($114.6 million based on the exchange rate in effect on May 16, 2023) of the purchase price after giving effect to the purchase of the Century Downs land, selling expenses, Canadian and US taxes and proceeds to be paid to the minority owners of Century Downs. Simultaneous with the closing of the transaction, the Century Canadian Portfolio will be added to the Master Lease and initial annualized rent will increase by approximately CAD 17.3 million ($13.1 million based on the exchange rate on June 30, 2023). The transaction is subject to customary regulatory approvals and closing conditions and is expected to close in the third quarter of 2023.

* Amounts presented are rounded. As such, rounding differences could occur in period over period changes and percentages reported.

** Adjusted EBITDA and Adjusted EBITDA margin are Non-US GAAP financial measures. See discussion and reconciliation of Non-US GAAP financial measures in Supplemental Information below.

*** The Company defines book value per share as total Century Casinos, Inc. shareholders’ equity divided by outstanding common shares.

NUGGET CASINO RESORT ACQUISITION

On April 3, 2023, the Company completed its previously announced acquisition of 100% of the membership interests in Nugget Sparks, LLC (“Nugget”) for $104.7 million (subject to certain adjustments) (the “OpCo Acquisition”). On April 1, 2022, the Company purchased 50% of the membership interests in Smooth Bourbon, LLC (“Smooth Bourbon”) for approximately $95.0 million (the “Smooth Bourbon Acquisition” and together with the OpCo Acquisition, the “Nugget Acquisition”).  Nugget owns and operates the Nugget Casino Resort in Sparks, Nevada, and Smooth Bourbon owns the real property on which the casino is located and leases the real property to Nugget for an annual rent of $15.0 million. The Company funded the acquisition with $100.0 million from an escrow account that was established under its Goldman Credit Agreement and cash on hand.

RESULTS

The consolidated results for the three and six months ended June 30, 2023 and 2022 are as follows:

	For the three months			For the six months
Amounts in thousands, except per share data	ended June 30,		%	ended June 30,		%
Consolidated Results:	2023	2022	Change	2023	2022	Change
Net Operating Revenue	$136,761	$111,122	23%	$245,268	$214,224	15%
Earnings from Operations	18,629	20,802	(10%)	37,028	33,846	9%
Net (Loss) Earnings Attributable to Century Casinos, Inc. Shareholders	$(1,959)	$8,856	(122%)	$(3,202)	$9,074	(135%)

Adjusted EBITDA**	$29,288	$29,778	(2%)	$55,340	$53,601	3%

(Loss) Earnings Per Share Attributable to Century Casinos, Inc. Shareholders:
Basic	$(0.06)	$0.30	(120%)	$(0.11)	$0.30	(137%)
Diluted	$(0.06)	$0.28	(121%)	$(0.11)	$0.29	(138%)

“We are pleased with the results of this quarter, generating record revenue due to the addition of the Nugget Casino Resort, partially offset by construction disruption at our Missouri properties. We believe the outlook for the Nugget is positive with record group bookings at the hotel for the second half of this year and continuing into 2024,” Erwin Haitzmann and Peter Hoetzinger, Co-Chief Executive Officers of Century Casinos remarked. “We are in a transitional stage taking over two properties in gaming jurisdictions new to us, and we incurred additional expenses related to the acquisitions while facing inflationary cost pressures from payroll wages and benefits, insurance and utilities. We look forward to continuing growth from the Nugget and contribution to our results from Rocky Gap, our newest acquisition in Maryland,” Messrs. Haitzmann and Hoetzinger concluded.

* Amounts presented are rounded. As such, rounding differences could occur in period over period changes and percentages reported.

** Adjusted EBITDA and Adjusted EBITDA margin are Non-US GAAP financial measures. See discussion and reconciliation of Non-US GAAP financial measures in Supplemental Information below.

2/10

Reportable Segment  Results*

The table below shows the Company’s reporting units and operating segments that are included in each of the Company’s reportable segments as of June 30, 2023:

Reportable Segment	Operating Segment	Reporting Unit
United States	East	Mountaineer Casino, Resort & Races
	Midwest	Century Casino & Hotel - Central City
Century Casino & Hotel - Cripple Creek
Century Casino Cape Girardeau
Century Casino Caruthersville and The Farmstead
	West	Nugget Casino Resort and Smooth Bourbon, LLC
Canada	Canada (1)	Century Casino & Hotel - Edmonton
Century Casino St. Albert
Century Mile Racetrack and Casino
Century Downs Racetrack and Casino ("CDR")
Poland	Poland	Casinos Poland
Corporate and Other	Corporate and Other	Cruise Ships & Other (2)
Corporate Other (3)

(1)	The Company operated the Century Sports facility through February 10, 2022.
(2)	The Company operated on ship-based casinos through April 16, 2023.
(3)

The Company’s equity interest in Smooth Bourbon was included in the Corporate Other reporting unit until April 3, 2023, when the Nugget acquisition closed and the Company began consolidating Smooth Bourbon.

The Company’s net operating revenue increased by $25.6 million, or 23%, and by $31.0 million, or 15%, for the three and six months ended June 30, 2023,  compared to the three and six months ended June 30, 2022.  Following is a summary of the changes in net operating revenue by reportable segment for the three and six months ended June 30, 2023,  compared to the three and six months ended June 30, 2022:

	Net Operating Revenue
	For the three months				For the six months
Amounts in	ended June 30,		$	%	ended June 30,		$	%
thousands	2023	2022	Change	Change	2023	2022	Change	Change
United States	$94,408	$70,313	$24,095	34%	$160,772	$135,556	$25,216	19%
Canada	18,834	19,037	(203)	(1%)	35,342	35,039	303	1%
Poland	23,515	21,707	1,808	8%	49,093	43,531	5,562	13%
Corporate and Other	4	65	(61)	(94%)	61	98	(37)	(38%)
Consolidated	$136,761	$111,122	$25,639	23%	$245,268	$214,224	$31,044	15%

* Amounts presented are rounded. As such, rounding differences could occur in period over period changes and percentages reported.

** Adjusted EBITDA and Adjusted EBITDA margin are Non-US GAAP financial measures. See discussion and reconciliation of Non-US GAAP financial measures in Supplemental Information below.

3/10

The Company’s earnings from operations decreased by ($2.2) million, or (10%), and increased by $3.2 million, or 9%, for the three and six months ended June 30, 2023,  compared to the three and six months ended June 30, 2022.  Following is a summary of the changes in earnings (loss) from operations by reportable segment for the three and six months ended June 30, 2023,  compared to the three and six months ended June 30, 2022:

	Earnings (Loss) from Operations
	For the three months				For the six months
Amounts in	ended June 30,		$	%	ended June 30,		$	%
thousands	2023	2022	Change	Change	2023	2022	Change	Change
United States	$17,531	$17,624	$(93)	(1%)	$31,801	$33,147	$(1,346)	(4%)
Canada	4,645	4,334	311	7%	8,652	4,933	3,719	75%
Poland	1,224	2,047	(823)	(40%)	3,867	4,008	(141)	(4%)
Corporate and Other	(4,771)	(3,203)	(1,568)	(49%)	(7,292)	(8,242)	950	12%
Consolidated	$18,629	$20,802	$(2,173)	(10%)	$37,028	$33,846	$3,182	9%

Net earnings attributable to Century Casinos, Inc. shareholders decreased by ($10.8) million, or (122%), and by ($12.3) million, or (135%), for the three and six months ended June 30, 2023,  compared to the three and six months ended June 30, 2022.  Following is a summary of the changes in net (loss) earnings attributable to Century Casinos, Inc. shareholders by reportable segment for the three and six months ended June 30, 2023,  compared to the three and six months ended June 30, 2022:

	Net (Loss) Earnings Attributable to Century Casinos, Inc. Shareholders
	For the three months				For the six months
Amounts in	ended June 30,		$	%	ended June 30,		$	%
thousands	2023	2022	Change	Change	2023	2022	Change	Change
United States	$7,252	$10,521	$(3,269)	(31%)	$12,627	$19,038	$(6,411)	(34%)
Canada	2,729	2,875	(146)	(5%)	4,602	2,170	2,432	112%
Poland	704	1,322	(618)	(47%)	2,277	2,255	22	1%
Corporate and Other	(12,644)	(5,862)	(6,782)	(116%)	(22,708)	(14,389)	(8,319)	(58%)
Consolidated	$(1,959)	$8,856	$(10,815)	(122%)	$(3,202)	$9,074	$(12,276)	(135%)

Items deducted from or added to earnings from operations to arrive at net (loss) earnings attributable to Century Casinos, Inc. shareholders include interest income, interest expense, gains (losses) on foreign currency transactions and other, income tax (benefit) expense and non-controlling interests. Net earnings attributable to Century Casinos, Inc. shareholders decreased for the six months ended June 30, 2023 compared to the six months ended June 30, 2022 primarily due to the release of a $10.2 million US valuation allowance against deferred tax assets during the second quarter of 2022, resulting in an income tax benefit.

* Amounts presented are rounded. As such, rounding differences could occur in period over period changes and percentages reported.

** Adjusted EBITDA and Adjusted EBITDA margin are Non-US GAAP financial measures. See discussion and reconciliation of Non-US GAAP financial measures in Supplemental Information below.

4/10

Adjusted EBITDA** decreased by ($0.5) million, or (2%), and increased by $1.7 million, or 3%, for the three and six months ended June 30, 2023 compared to the three and six months ended June 30, 2022.  Following is a summary of the changes in Adjusted EBITDA** by reportable segment for the three and six months ended June 30, 2023 compared to the three and six months ended June 30, 2022:

	Adjusted EBITDA**
	For the three months				For the six months
Amounts in	ended June 30,		$	%	ended June 30,		$	%
thousands	2023	2022	Change	Change	2023	2022	Change	Change
United States	$25,824	$22,382	$3,442	15%	$45,595	$42,692	$2,903	7%
Canada	5,114	5,568	(454)	(8%)	9,676	9,562	114	1%
Poland	1,885	2,724	(839)	(31%)	5,163	5,368	(205)	(4%)
Corporate and Other	(3,535)	(896)	(2,639)	(295%)	(5,094)	(4,021)	(1,073)	(27%)
Consolidated	$29,288	$29,778	$(490)	(2%)	$55,340	$53,601	$1,739	3%

Balance Sheet and Liquidity

As of June 30, 2023, the Company had $108.6 million in cash and cash equivalents compared to $101.8 million in cash and cash equivalents at December 31, 2022.  As of June 30, 2023, the Company had $364.1 million in outstanding debt compared to $366.4 million in outstanding debt at December 31, 2022.  The outstanding debt as of June 30, 2023 included $345.6 million related to the term loan under the Goldman Credit Agreement,  $3.8 million of bank debt related to Century Resorts Management GmbH (“CRM”), and $14.7 million related to a long-term land lease for CDR. The Company also has a $285.6 million long-term financing obligation under its Master Lease for its West Virginia and Missouri properties. Subsequent to the 2023 second quarter end, the Company funded the Rocky Gap Acquisition with $30.0 million borrowed from its revolving facility under the Goldman Credit Agreement and cash on hand.

Conference Call Information

Today the Company will post a copy of its quarterly report on Form 10-Q filed with the SEC for the quarter ended June 30, 2023 on its website at www.cnty.com/investor/financials/sec-filings/. The Company will also post a presentation of the second quarter 2023 results on its website at

 www.cnty.com/investor/presentations/.

The Company will host its second quarter 2023 earnings conference call today, Tuesday,  August 8, 2023 at 9:00 am EDT / 7:00 am MDT. U.S. domestic participants  should dial 800-267-6316. For all international participants, please use 203-518-9843 to dial-in. The conference ID is ‘Casinos’. Participants may listen to the call live at http://www.eventcastpro.com/webcasts/cc/events/z6vM6e.cfm or obtain a recording of the call on the Company’s website until August 31, 2023 at www.cnty.com/investor/financials/sec-filings/.

* Amounts presented are rounded. As such, rounding differences could occur in period over period changes and percentages reported.

** Adjusted EBITDA and Adjusted EBITDA margin are Non-US GAAP financial measures. See discussion and reconciliation of Non-US GAAP financial measures in Supplemental Information below.

5/10

CENTURY CASINOS, INC. AND SUBSIDIARIES –

UNAUDITED FINANCIAL INFORMATION – US GAAP BASIS

Condensed Consolidated Statements of (Loss) Earnings

	For the three months		For the six months
	ended June 30,		ended June 30,
Amounts in thousands, except for per share information	2023	2022	2023	2022
Operating revenue:
Net operating revenue	$136,761	$111,122	$245,268	$214,224
Operating costs and expenses:
Total operating costs and expenses	118,162	91,383	209,361	181,441
Earnings from equity investment	30	1,063	1,121	1,063
Earnings from operations	18,629	20,802	37,028	33,846
Non-operating (expense) income, net	(18,170)	(21,372)	(31,915)	(30,272)
Earnings (loss) before income taxes	459	(570)	5,113	3,574
Income tax (expense) benefit	(96)	10,421	(1,719)	8,986
Net earnings	363	9,851	3,394	12,560
Net earnings attributable to non-controlling interests	(2,322)	(995)	(6,596)	(3,486)
Net (loss) earnings attributable to Century Casinos, Inc. shareholders	$(1,959)	$8,856	$(3,202)	$9,074

(Loss) earnings per share attributable to Century Casinos, Inc. shareholders:
Basic	$(0.06)	$0.30	$(0.11)	$0.30
Diluted	$(0.06)	$0.28	$(0.11)	$0.29

Weighted average common shares
Basic	30,335	29,843	30,196	29,752
Diluted	30,335	31,506	30,196	31,489

Condensed Consolidated Balance Sheets
	June 30,	December 31,
Amounts in thousands	2023	2022
Assets
Current assets	$139,995	$228,019
Property and equipment, net	694,107	464,650
Other assets	165,134	192,298
Total assets	$999,236	$884,967

Liabilities and Equity
Current liabilities	$89,632	$65,413
Non-current liabilities	663,011	665,355
Century Casinos, Inc. shareholders' equity	144,809	144,028
Non-controlling interests	101,784	10,171
Total liabilities and equity	$999,236	$884,967

6/10

CENTURY CASINOS, INC. AND SUBSIDIARIES

UNAUDITED SUPPLEMENTAL INFORMATION

Reconciliation of Adjusted EBITDA* to Net Earnings (Loss) Attributable to Century Casinos, Inc. Shareholders by Reportable Segment.

	For the three months ended June 30, 2023
Amounts in thousands	United States	Canada	Poland	Corporate and Other	Total
Net earnings (loss) attributable to Century Casinos, Inc. shareholders	$7,252	$2,729	$704	$(12,644)	$(1,959)
Interest expense (income), net (1)	7,299	547	(117)	10,501	18,230
Income taxes (benefit)	1,188	1,145	388	(2,625)	96
Depreciation and amortization	8,326	1,146	661	57	10,190
Net earnings attributable to non-controlling interests	1,792	177	353	—	2,322
Non-cash stock-based compensation	—	—	—	928	928
Gain on foreign currency transactions, cost recovery income and other (2)	—	(630)	(104)	(3)	(737)
Gain on disposition of fixed assets	(33)	—	—	—	(33)
Acquisition costs	—	—	—	251	251
Adjusted EBITDA	$25,824	$5,114	$1,885	$(3,535)	$29,288

(1)

Included in interest expense (income), net is interest expense of $7.3 million related to the Master Lease in the United States segment and interest expense of $0.5 million related to the CDR land lease in the Canada segment. Cash payments related to the Master Lease and CDR land lease were $6.9 million and $0.5 million, respectively, for the period presented.

(2)	Includes $0.7 million related to the quarterly earn out payment from the sale of casino operations in Calgary in 2020.

	For the three months ended June 30, 2022
Amounts in thousands	United States	Canada	Poland	Corporate and Other	Total
Net earnings (loss) attributable to Century Casinos, Inc. shareholders	$10,521	$2,875	$1,322	$(5,862)	$8,856
Interest expense (income), net (1)	7,103	585	(54)	14,162	21,796
Income taxes (benefit)	—	574	515	(11,510)	(10,421)
Depreciation and amortization	4,758	1,226	676	119	6,779
Net earnings attributable to non-controlling interests	—	334	661	—	995
Non-cash stock-based compensation	—	—	—	1,012	1,012
(Gain) loss on foreign currency transactions and cost recovery income (2)	—	(34)	(397)	7	(424)
Loss (gain) on disposition of fixed assets	—	8	1	(121)	(112)
Acquisition costs	—	—	—	1,297	1,297
Adjusted EBITDA	$22,382	$5,568	$2,724	$(896)	$29,778

(1)

Included in interest expense (income), net is interest expense of $7.1 million related to the Master Lease is in the United States segment, interest expense of $0.6 million related to the CDR land lease in the Canada segment and interest expense of $7.3 million related to the write-off of deferred financing costs in connection with the prepayment of the Macquarie term loan in the Corporate and Other segment. Cash payments related to the Master Lease and CDR land lease were  $6.4 million and $0.7 million, respectively, for the period presented.

7/10

CENTURY CASINOS, INC. AND SUBSIDIARIES

UNAUDITED SUPPLEMENTAL INFORMATION

Reconciliation of Adjusted EBITDA* to Net Earnings (Loss) Attributable to Century Casinos, Inc. Shareholders by Reportable Segment

	For the six months ended June 30, 2023
Amounts in thousands	United States	Canada	Poland	Corporate and Other	Total
Net earnings (loss) attributable to Century Casinos, Inc. shareholders	$12,627	$4,602	$2,277	$(22,708)	$(3,202)
Interest expense (income), net (1)	14,418	1,070	(211)	20,455	35,732
Income taxes (benefit)	2,964	2,779	1,020	(5,044)	1,719
Depreciation and amortization	13,357	2,272	1,295	120	17,044
Net earnings attributable to non-controlling interests	1,792	3,665	1,139	—	6,596
Non-cash stock-based compensation	—	—	—	1,664	1,664
(Gain) loss on foreign currency transactions, cost recovery income and other (2)	—	(4,715)	(358)	5	(5,068)
Loss on disposition of fixed assets	437	3	1	5	446
Acquisition costs	—	—	—	409	409
Adjusted EBITDA	$45,595	$9,676	$5,163	$(5,094)	$55,340

(1)

Included in interest expense (income), net is interest expense of $14.4 million related to the Master Lease in the United States segment and interest expense of $1.1 million related to the CDR land lease in the Canada segment. Cash payments related to the Master Lease and CDR land lease were $13.7 million and $1.0 million, respectively, for the period presented.

(2)	Includes $1.2 million related to the earn out payment from the sale of casino operations in Calgary in 2020 and cost recovery income for CDR.

	For the six months ended June 30, 2022
Amounts in thousands	United States	Canada	Poland	Corporate and Other	Total
Net earnings (loss) attributable to Century Casinos, Inc. shareholders	$19,038	$2,170	$2,255	$(14,389)	$9,074
Interest expense (income), net (1)	14,109	1,152	(67)	17,395	32,589
Income taxes (benefit)	—	1,197	1,072	(11,255)	(8,986)
Depreciation and amortization	9,526	2,452	1,356	240	13,574
Net earnings attributable to non-controlling interests	—	2,359	1,127	—	3,486
Non-cash stock-based compensation	—	—	—	1,685	1,685
Loss (gain) on foreign currency transactions, cost recovery income and other (2)	—	209	(379)	(5)	(175)
Loss (gain) on disposition of fixed assets	19	23	4	(121)	(75)
Acquisition costs	—	—	—	2,429	2,429
Adjusted EBITDA	$42,692	$9,562	$5,368	$(4,021)	$53,601

(1)

Included in interest expense (income), net is interest expense of $14.1 million related to the Master Lease in the United States segment, interest expense of $1.1 million related to the CDR land lease in the Canada segment, and interest expense of $7.3 million related to the write-off of deferred financing costs in connection with the prepayment of the Macquarie term loan in the Corporate and Other segment. Cash payments related to the Master Lease and CDR land lease were $10.6 million and $1.0 million, respectively, for the period presented.

8/10

(2)	Loss of $2.2 million related to the sale of the land and building in Calgary in February 2022 is included in the Canada segment.

CENTURY CASINOS, INC. AND SUBSIDIARIES

UNAUDITED SUPPLEMENTAL INFORMATION

Adjusted EBITDA Margins**

	For the three months		For the six months
	ended June 30,		ended June 30,
	2023	2022	2023	2022
United States	27%	32%	28%	31%
Canada	27%	29%	27%	28%
Poland	8%	13%	11%	12%
Corporate and Other	NM (1)	NM	NM	NM
Consolidated	21%	27%	23%	25%

(1)	Not meaningful.

*    The Company defines Adjusted EBITDA as net earnings (loss) attributable to Century Casinos, Inc. shareholders before interest expense (income), net, income taxes (benefit), depreciation and amortization, non-controlling interests net earnings (loss) and transactions, pre-opening expenses, acquisition costs, non-cash stock-based compensation charges, asset impairment costs, loss (gain) on disposition of fixed assets, discontinued operations, (gain) loss on foreign currency transactions, cost recovery income and other, gain on business combination and certain other one-time transactions. Expense related to the Master Lease and CDR land lease is included in the interest expense (income), net line item. Intercompany transactions consisting primarily of management and royalty fees and interest, along with their related tax effects, are excluded from the presentation of net earnings (loss) attributable to Century Casinos, Inc. shareholders and Adjusted EBITDA reported for each segment. Non-cash stock-based compensation expense is presented under Corporate and Other as the expense is not allocated to reportable segments when reviewed by the Company’s chief operating decision makers. Not all of the aforementioned items occur in each reporting period, but have been included in the definition based on historical activity. These adjustments have no effect on the consolidated results as reported under US GAAP. Adjusted EBITDA is not considered a measure of performance recognized under US GAAP. Management believes that Adjusted EBITDA is a valuable measure of the relative performance of the Company and its properties. The gaming industry commonly uses Adjusted EBITDA as a method of arriving at the economic value of a casino operation. Management believes that using Adjusted EBITDA is a useful way to compare the relative operating performance of separate operating units by eliminating the above-mentioned items associated with the varying levels of capital expenditures for infrastructure required to generate revenue and the often high cost of acquiring existing operations. Adjusted EBITDA also is used by the Company’s lending institution to gauge operating performance. The Company’s computation of Adjusted EBITDA may be different from, and therefore may not be comparable to, similar measures used by other companies within the gaming industry. Please see the reconciliation of Adjusted EBITDA to net (loss) earnings attributable to Century Casinos, Inc. shareholders above.

** The Company defines Adjusted EBITDA margin as Adjusted EBITDA divided by net operating revenue. Adjusted EBITDA margin is a non-US GAAP measure. Management uses this margin as one of several measures to evaluate the efficiency of the Company’s casino operations.

9/10

CENTURY CASINOS, INC. AND SUBSIDIARIES

UNAUDITED SUPPLEMENTAL INFORMATION

About Century Casinos, Inc.:

Century Casinos, Inc. is a casino entertainment company. The Company owns and operates Century Casino & Hotels in Cripple Creek and Central City, Colorado, and in Edmonton, Alberta, Canada; the Century Casino in Cape Girardeau and Caruthersville, Missouri, and in St. Albert, Alberta, Canada; Mountaineer Casino, Resort & Races in New Cumberland, West Virginia; Rocky Gap in Flintstone, Maryland and the Century Mile Racetrack and Casino in Edmonton, Alberta, Canada. Through its Austrian subsidiary, CRM, the Company holds a 66.6% ownership interest in Casinos Poland Ltd., the owner and operator of eight casinos throughout Poland; and a 75% ownership interest in CDR in Calgary, Alberta, Canada. Through its United States subsidiary, Century Nevada Acquisition, Inc., the Company owns Nugget and a 50% membership interest in Smooth Bourbon, which owns the land and building of Nugget in Sparks, Nevada. The Company continues to pursue other projects in various stages of development.

Century Casinos’ common stock trades on The Nasdaq Capital Market® under the symbol CNTY. For more information about Century Casinos, visit our website at www.cnty.com.

FORWARD-LOOKING STATEMENTS, BUSINESS ENVIRONMENT & RISK FACTORS

This release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of the management of Century Casinos based on information currently available to management. Such forward-looking statements include, but are not limited to, statements regarding completed and pending acquisitions, projects in development and other opportunities, including the expected benefits of our Nugget and Rocky Gap acquisitions,  closing of the Canada Real Estate Sale and completion of our Missouri construction projects, the Goldman Credit Agreement and obligations under our Master Lease and our ability to repay our debt and other obligations, outcomes of legal proceedings, changes in our tax provisions or exposure to additional income tax liabilities, and plans for our casinos and our Company. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks described in the section entitled “Risk Factors” under Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2022, in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, and in subsequent periodic and current SEC filings we may make. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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